SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:

Preliminary proxy statement     Confidential,  For  Use  of the Commission Only
Definitive proxy statement          [as Permitted by rule  14a-6(e)(2)]
Definitive additional materials
Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               THE BOMBAY COMPANY, INC.
               (Name of Registrant as Specified in Its Charter)

         Michael J. Veitenheimer, Vice President, Secretary and General Counsel
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):

      No fee required.
      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)Title of each class of securities to which transaction applies:



      (2)Aggregate number of securities to which transactions applies:



        (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which filing fee is calculated and state how it was determined):


      (4)Proposed maximum aggregate value of transaction:



      (5)  Total fee paid:



      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for
      which  the  offsetting fee was paid previously.   Identify  the  previous
      filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

_______________________________________________________________________________

      (2)  Form, Schedule or Registration Statement No.:

_______________________________________________________________________________

      (3)  Filing Party:

_______________________________________________________________________________

      (4)  Date Filed:

                           THE BOMBAY COMPANY, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 9, 2005


To Bombay Shareholders:

      Please join us for the Annual Meeting of Shareholders of The Bombay Company, Inc. The meeting will be held at the Embassy Suites Outdoor World, 2401 Bass Pro Drive, Grapevine, Texas, on Thursday, June 9, 2005 at 8:00 a.m. (C.D.T.). At the meeting, holders of Bombay Common Stock will act on the following matters:

      (1)To elect two directors in Class B to serve for three-year terms expiring in 2008, or until their successors are elected and qualified;

      (2)To approve The Bombay Company, Inc. 2005 Non-Employee Director Stock Option Plan; and

      (3)To take action upon any other business that may properly come before the meeting or any adjournments thereof.

      By resolution of the Board of Directors, all shareholders of record as of the close of business on April 28, 2005 are entitled to notice of, and to vote at, the Annual Meeting. The transfer books will not be closed. The Annual Report of the Company, including financial statements for the fiscal year ended January 29, 2005, has been mailed to all shareholders.

      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, OR VOTE BY INTERNET OR TELEPHONE.

                                             By Order of the Board of Directors



                                                      MICHAEL J. VEITENHEIMER
                                               Vice President, Secretary
                                                   and General Counsel

Fort Worth, Texas
May 9, 2005

                           THE BOMBAY COMPANY, INC.
                               550 Bailey Avenue
                            Fort Worth, Texas 76107
                                (817) 347-8200

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS

                                 JUNE 9, 2005


      The Bombay Company, Inc. Board of Directors is soliciting your proxy for use at the Annual Meeting of Shareholders on Thursday, June 9, 2005. This Notice, Proxy Statement and enclosed form of proxy will be mailed to shareholders beginning Monday, May 9, 2005.

                                    VOTING

WHO CAN VOTE

      Only shareholders of record at the close of business on April 28, 2005 will be entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting. On that date the Company had 35,930,783 shares of Common Stock outstanding. Each share of Bombay Common Stock you own entitles you to one vote.

      EMPLOYEE BENEFIT PLAN SHARES. If you are a participant in a Company employee benefit plan that allows participant-directed voting of Common Stock held in the plan, the number shown on the enclosed proxy card includes shares you hold in each plan, as well as any shares you own of record. The trustee for each plan will cause votes to be cast in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plans.

HOW YOU CAN VOTE

      If you are a shareholder whose shares are registered in your name, you may vote your shares by one of the three following methods:

         VOTE    BY    INTERNET,    by   going   to   the   web    address
         http://www.proxyvote.com and following the instructions for Internet voting shown on the enclosed proxy card.

         VOTE BY PHONE, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the enclosed proxy card.

         VOTE BY MAIL, by completing, signing, dating and mailing the enclosed proxy card in the envelope provided or return it to The Bombay Company, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or phone, please do not mail your proxy card.

      If your shares are held in "street name" (through a broker, bank or other nominee), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote by Internet or phone.

      IF YOU WOULD LIKE TO VOTE ON ALL PROPOSALS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, THERE IS NO NEED FOR YOU TO SPECIFY YOUR VOTE ON THE INDIVIDUAL PROPOSALS. JUST SIGN AND RETURN YOUR CARD, OR INDICATE BY INTERNET OR PHONE YOUR DESIRE TO VOTE AS RECOMMENDED BY THE BOARD. THE NAMED PROXIES WILL VOTE YOUR SHARES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AS DESCRIBED UNDER PROPOSAL 1 - ELECTION OF DIRECTORS, AND FOR PROPOSAL 2 - APPROVAL OF 2005 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

      If you would like to vote on individual proposals, return your signed and marked proxy card or use Internet or phone voting before the Annual Meeting. The named proxies will vote your shares as you direct. You have three choices on each matter to be voted on. For the election of directors, you may (1) vote FOR all of the nominees, (2) WITHHOLD your vote from all nominees or (3) WITHHOLD your vote from nominees you designate. See Proposal 1 - Election of Directors. For the second proposal, you may vote "FOR," "AGAINST" or "ABSTAIN" from voting.

HOW YOU MAY REVOKE OR CHANGE YOUR VOTE

      If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

      {circle}Sending written notice of revocation  to  the Company's Corporate
         Secretary.

      {circle}Submitting another proper proxy with a more recent date than that of the proxy first given by (1) following the Internet voting instructions; (2) following the telephone voting instructions or (3) completing, signing, dating and returning a proxy card to the Company.

      {circle}Attending the Annual Meeting and voting by ballot.

      If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee.

QUORUM AND VOTE REQUIREMENTS

      A majority of the outstanding shares of Common Stock must be present in person or by proxy in order to have a quorum to conduct business at the Annual Meeting. Shares represented by proxies marked "Abstain" or "Withheld" and "broker non-votes" are counted in determining whether a quorum is present. A "broker non-vote" is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority and has not received instructions from its client as to how to vote on a particular proposal.

      The affirmative vote of a plurality of shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of each director. Other matters will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. For matters requiring the affirmative vote of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote, "broker non-votes" are not counted as among the shares entitled to vote with respect to such matter, and thus have the effect of reducing the number of affirmative votes required to approve a proposal and the number of negative votes or abstentions required to block such approval. Abstentions and withheld votes are counted in determining the total number of votes cast on a proposal. An abstention or withheld vote has the effect of a negative vote. Cumulative voting is not permitted.

HOW PROXIES ARE SOLICITED

      The cost of soliciting proxies in the accompanying form has been, or will be, paid by the Company. In addition to the solicitation of proxies by use of the mail, certain officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) may be used to solicit proxies personally and by telephone. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing. To the extent necessary in order to assure sufficient representation, a commercial proxy solicitation firm may be engaged to assist in the solicitation of proxies. Whether such a measure will be necessary depends entirely upon how promptly proxies are received. No outside proxy solicitation firm has been selected or engaged with respect to the Annual Meeting as of the date of this Proxy Statement, and the costs of any such services cannot be estimated at this time.

                              SECURITY OWNERSHIP

SECURITIES OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

      The following tables set forth as of April 28, 2005 the numbers of shares of Common Stock beneficially owned by each director and director nominee of the Company, each executive officer named in the Summary Compensation Table, all directors and executive officers of the Company as a group, and each person known to Bombay to own more than 5% of the outstanding shares of Common Stock.

      Under the rules of the Securities and Exchange Commission, the beneficial ownership of a person or group includes not only shares held directly or indirectly by the person or group but also shares the person or group has the right to acquire within 60 days pursuant to exercisable options and convertible securities. The information below, including the percentage calculations, is based on beneficial ownership of shares rather than direct ownership of issued and outstanding shares. The percentages shown are calculated with reference to the number of shares of Common Stock issued and outstanding on April 28, 2005. Shares purchasable under exercisable options are added to the shares issued and outstanding on that date for the percentage calculations.

      Unless otherwise indicated, each person listed below has sole voting power and sole dispositive power with respect to the shares of Common Stock indicated in the table as beneficially owned by such person.

                                         SHARES BENEFICIALLY OWNED
                                     SHARES (1)      OPTIONS    PERCENT OF
NAME OF BENEFICIAL OWNER                                           CLASS

James D. Carreker                   408,189          161,334       1.58%
John H. Costello                     46,617           35,000         *
Elaine D. Crowley                    55,508          193,596         *
Lucretia D. Doblado                  29,021           21,667         *
Susan T. Groenteman                       0           12,000         *
Brian N. Priddy                      89,048          137,251         *
Paul J. Raffin                        5,010           24,000         *
Julie L. Reinganum                   20,018           40,000         *
Donald V. Roach                      44,094          118,334         *
Laurie M. Shahon                      6,630           14,500         *
Bruce R. Smith                       14,526           43,500         *
Nigel Travis                         12,389           32,500         *
All present executive officers and
   directors as a group (16 persons)808,165        1,034,614       4.99%


*Less than one percent (1%)

  (1) Does not include stock units owned in the Non-Employee Directors'  Equity
      Plan  as  follows:   Groenteman  12,912;  Raffin  8,943; Reinganum 5,882;
      Shahon 5,541; Smith 6,454; and Travis 7,171.

SECURITIES OWNED BY OTHER PRINCIPAL SHAREHOLDERS (GREATER THAN 5%)


NAME AND ADDRESS OF                                        AMOUNT AND NATURE OF PERCENT
BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIPOF CLASS

The D3 Family Funds                                        3,211,100 shares (1)     8.9%
19605 N.E. 8th St.
Camas, WA 98601

Dimensional Fund Advisors, Inc.                            2,955,690 shares (2)     8.2%
1299 Ocean Avenue
Santa Monica, CA 90401

Eastbourne Capital Management,
L.L.C. and Richard J. Barry                                1,851,800 shares (3)     5.2%
1101 Fifth Avenue, Suite 160
San Rafael, CA 94901

Wells Fargo & Company                                      1,805,800 shares (4)     5.0%
420 Montgomery Street
San Francisco, CA 94105


(1) The D3 Family Funds (The D3 Family Fund, L.P., The D3 Family Retirement Fund, L.P., The D3 Children's Fund, L.P., The D3 Offshore Fund, L.P., and The D3 Family Bulldog Fund, L.P.) jointly filed with the Securities and Exchange Commission a Schedule 13D dated September 13, 2004 (the "Family Funds 13D"). The general partner of each fund is Nierenberg Investment Management Company. The D3 Family Funds collectively beneficially own the number of shares of Common Stock indicated above. According to the Family Funds 13D, such number includes the following: (a) for The D3 Family Fund, L.P.: sole voting power - 1,975,900; shared voting power - 0; sole dispositive power - 1,975,900 and shared dispositive power - 0;
      (b) for The D3 Family Retirement Fund, L.P.: sole voting power - 616,450; shared voting power - 0; sole dispositive power - 616,450 and shared dispositive power - 0; (c) for The D3 Children's Fund, L.P.: sole voting power - 137,150; shared voting power - 0; sole dispositive power - 137,150 and shared dispositive power - 0; (d) for The D3 Offshore Fund,
      L.P.: sole voting power - 273,850; shared voting power - 0; sole dispositive power - 273,850 and shared dispositive power - 0; (e) for The D3 Family Bulldog Fund, L.P.: sole voting power - 207,750; shared voting power - 0; sole dispositive power - 207,750 and shared dispositive power
      - 0; and (f) for an aggregate for The D3 Family Funds as a group: sole voting power - 3,211,100; shared voting power - 0; sole dispositive power
      - 3,211,100 and shared dispositive power - 0.

(2) Dimensional Fund Advisors, Inc. filed with the Securities and Exchange Commission a Schedule 13G, dated February 9, 2005 (the "Dimensional 13G"). Dimensional Fund Advisors, Inc. may be deemed to beneficially own the number of shares of Common Stock indicated above all of which are owned by registered investment companies, commingled group trusts and separate accounts ("Funds") to which Dimensional Fund Advisors, Inc. furnishes investment advice or serves as investment manager. According to the Dimensional 13G, such number includes the following for Dimensional Fund Advisors, Inc.: sole voting power - 2,955,690; shared voting power - 0; sole dispositive power - 2,955,690 and shared dispositive power - 0. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all the shares owned by the Funds.

(3) Eastbourne Capital Management, L.L.C. and Richard Barry jointly filed with the Securities and Exchange Commission a Schedule 13G dated February 7, 2005 (the "Eastbourne 13G"). Eastbourne Capital and Mr. Barry
      collectively beneficially own the number of shares of Common Stock indicated above. According to the Eastbourne 13G, each filer has sole voting power and sole dispositive power over the shares of Common Stock.

(4) Wells Fargo & Company and certain of its subsidiaries (including Wells Capital Management Incorporated) jointly filed with the Securities and Exchange Commission a Schedule 13G dated January 21, 2005 (the "Wells Fargo 13G"). The address of Wells Capital Management Incorporated is 525 Market Street, 10th Floor, San Francisco, CA 94105. According to the Wells Fargo 13G, the number of shares reported above includes the following: (a) for Wells Fargo & Company: sole voting power - 1,742,500; shared voting power - 0; sole dispositive power - 1,800,600 and shared dispositive power - 0; and (b) for Wells Capital Management Incorporated: sole voting power - 1,737,300; shared voting power - 0; sole dispositive power - 1,800,600 and shared dispositive power - 0.

                             CORPORATE GOVERNANCE

INTRODUCTION

      The Company actively supports good corporate governance practices and continually reviews best practices for implementation where appropriate for the Company. We believe that good governance starts with an independent board that is highly accountable to our shareholders, built on open communication. We believe that our governance practices create an appropriate structure for managing the Company's strategic objectives and driving long-term shareholder value.

      Our key corporate governance practices include the following:

            The  Board  must  be  controlled  by  a   strong  majority  of
            independent directors. Currently, only one of our employees, our Chief Executive Officer, is a director of the Company.

            Each Board meeting concludes with an executive session of all non-management members of the Board and the Chief Executive Officer. Time is also reserved for the non-management directors to meet in executive session chaired by the Lead Director, without the Chief Executive Officer present, at the end of each meeting.

            All  Board  committees  are  composed  entirely of independent
            directors.   The  Board  of Directors, under the  guidance  of  the
            Compensation and Human Resources Committee, annually reviews the performance of the Chief Executive Officer.

            The full Board annually conducts a review to improve its performance.

            Directors must submit a resignation for consideration by the Board upon any substantial change in principal employment.

      From time to time, we may revise our corporate governance policies in response to changing regulatory requirements and evolving best practices. A complete copy of our Statement of Corporate Governance Practices is available on line at www.bombaycompany.com in the Investor Relations section.

DIRECTOR INDEPENDENCE

      All members of the Board of Directors are independent except the Chief Executive Officer. The Company's Corporate Governance Practices prescribe that the majority of the Board shall be independent, and that not more than two employees should be eligible for Board membership. The Board has affirmatively determined that Susan T. Groenteman, Paul J. Raffin, Julie L. Reinganum, Laurie
M. Shahon, Bruce R. Smith and Nigel Travis qualify as "independent" in accordance with the published listing requirements of the New York Stock
Exchange. In addition, the Board has determined as to each independent director that no material relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

BUSINESS CONDUCT AND ETHICS

      The Company is committed to conducting business lawfully and ethically. All of our employees, including our Chief Executive Officer and senior financial officers, are required to act at all times with honesty and integrity. Our Code of Business Conduct and Ethics covers areas of professional conduct, including conflicts of interest, the protection of corporate opportunities and assets (including intellectual property), employment policies, confidentiality and vendor standards, and requires strict adherence to all laws and regulations applicable to our business. Our Code of Business Conduct and Ethics also describes the means by which an employee can anonymously report any actual or apparent violation of our Code of Business Conduct and Ethics.

STOCK OWNERSHIP GUIDELINES

      The Board of Directors has established minimum ownership guidelines with respect to the Company's Common Stock for all directors and officers of the Company. Under the guidelines, the directors and officers, within the five-year period commencing with the later of the date the guidelines were adopted or the date they join the Company, will be expected to own shares of Common Stock (or equivalent stock units) as follows:

      Directors:                            $50,000
      Chief Executive Officer:              5 times base salary
      Executive and Senior Vice Presidents: 2 times base salary
      Vice Presidents:                      1 times base salary

      At the end of Fiscal 2004, all directors met the ownership guidelines. The Compensation and Human Resources Committee reviews the officer's stock ownership guidelines annually. All officers have met or are making progress towards meeting their stock ownership guidelines.

DIRECTOR CANDIDATES

      Any shareholder may recommend a director candidate to the Company. The Board of Directors, through the Governance and Nominations Committee, will consider all such bona fide nominees. Shareholders desiring to recommend a director candidate should submit such nominee, in writing, to: Governance and Nominations Committee, Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, TX 76107. If the Board, on recommendation by the Governance and Nominations Committee, determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included in the Company's proxy card for the shareholders meeting at which his or her election is recommended. The following information should be submitted with the recommendation, and the Governance and Nominations Committee will consider a recommendation only if all of the information is provided on a timely basis:

         a statement from the nominee consenting (i) to be named in the proxy statement and proxy card if selected and (ii) to serve on the Board if elected;

         whether the candidate qualifies as "independent" under the objective New York Stock Exchange listing standards applicable to the Company;

         the nominee's biographical data (including other boards on which the nominee serves), business experience and involvement in legal proceedings, including any involving the Company;

         transactions and relationships between the nominee and the recommending shareholder, on the one hand, and the Company or its management on the other hand;

         the nominee's Company stock trading history and current ownership information;

         any material proceedings to which the nominee or associates of the nominee are a party that are adverse to the Company;

         information regarding whether the recommending shareholders or nominee (or their affiliates) have any plans or proposals for the Company;

         whether the recommending shareholders and nominee seek to use the nomination to redress personal claims or grievances against the Company or other persons or to further personal interests or special interests not shared by shareholders at large; and

         such other information as the Committee may deem appropriate.

      The minimum qualifications and specified qualities or skills that the Committee believes a nominee must possess are set forth in the Company's
Statement of Corporate Governance Practices, which is available on the Company's website at www.bombaycompany.com in the Investor Relations section. These criteria include the candidate's integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. The Governance and Nominations Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

      The process employed by the Company for identifying and evaluating nominees is as follows:

         the collection of a list of potential candidates from, among others, management, board members and shareholder recommendations (either in advance of the annual meeting or from time to time);

         the engagement of a search firm, if deemed appropriate;

         communications with board members and management, particularly the chief executive officer, to identify possible nominees;

         the   evaluation  of  potential  conflicts,  including  financial relationships and plans or proposals to acquire control of the Company;

         the evaluation of whether the candidate would be a "special interest" or "single issue" director to an extent that would impair
         such  director's   ability   to   represent   the   interests  of  all
         shareholders;

         committee meetings to narrow the list of potential candidates;

         interviews with a select group of candidates;

         selection of a candidate most likely to advance the best interests of shareholders; and

         the   recommendation   of   the  candidate  for  Board  approval,
         specifying  the  appropriate  term  and   timing   for  submission  to
         shareholders for election.

      The Governance and Nominations Committee will evaluate candidates recommended by shareholders by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

COMMUNICATION FROM SHAREHOLDERS

      Any shareholder who desires to contact the Board of Directors, the Lead Director or specific members of the Board may do so by writing to: Board of Directors, Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, TX 76107. Alternatively, communication may be sent electronically by sending an email to the following address:
BOD@us.bombayco.com. Communications received are distributed to the Lead Director or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. Any issues regarding accounting, internal control over financial reporting and auditing matters will be forwarded to the Chair of the Audit and Finance Committee for review and consideration. No communication will be screened out without the approval of the appropriate committee chair, unless the communication falls within a general category (e.g., solicitation) that has been identified by the Governance and Nominations Committee as improper or irrelevant.

WEBSITE ACCESS

      A corporate governance section is maintained on the Company's website that includes key information about the Company's governance initiatives. That information includes the Statement of Corporate Governance Practices, charters for the Audit and Finance, Compensation and Human Resources and Governance and Nominations Committees, Code of Business Conduct and Ethics and Whistleblower Policy. The corporate governance section may be found at www.bombaycompany.com by clicking "About The Bombay Company," then "Investor Relations" and then "Corporate Governance." Shareholders may also obtain copies of these documents by contacting the Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, TX 76107 or by calling 817-347-8200. The Board will review and periodically update these documents and policies as it deems necessary and appropriate.

                             ELECTION OF DIRECTORS

                                 (PROPOSAL 1)

      The Certificate of Incorporation of the Company provides that the Board of Directors shall be divided into three classes, approximately equal in number, with staggered terms of three years so that the term of one class expires at each annual meeting. The terms of office of the directors in Class B expire with the Annual Meeting. Vacancies on the Board of Directors or newly created directorships may be filled by a vote of the directors then in office and any director so chosen will hold office until the next election of the class for which that director was chosen. Mr. John H. Costello has decided not to stand for re-election, creating a vacancy in Class B. The Governance and Nominations Committee is seeking an appropriate candidate to replace Mr. Costello.

      The  Board  of Directors  has  nominated  two  persons  for  election  as directors in Class B at the Annual Meeting to serve for three-year terms expiring in 2008 or until their successors are elected and qualified. Ms. Laurie M. Shahon and Ms. Susan T. Groenteman are currently serving as directors and have consented to serve upon election. Shareholders may only vote for the two nominees listed.

DIRECTORS WHO ARE NOMINATED FOR ELECTION

                                 PRINCIPAL         DIRECTOR  TERM TO
DIRECTOR'S NAME       AGE        OCCUPATION         SINCE    EXPIRE
Susan T. Groenteman5   0   Chief Investment Officer  2003     2008
                           Aimbridge Holdings
Laurie M. Shahon      53   President                 2003     2008
                           Wilton Capital Group

      Additional information regarding the two nominees for election as directors of the Company is as follows:

      Susan T. Groenteman was elected to the Board of Directors in May 2003. She is currently Chief Investment Officer of Aimbridge Holdings, a position she has held since February 2004. Aimbridge Holdings owns businesses engaged in the financial services, hospitality and automotive industries. Ms. Groenteman was formerly Chief Investment Officer of Crow Holdings, Inc. in Dallas, Texas, where she was employed from 1986 to 2003. Crow Holdings is a diversified investment holding company with a variety of interests including financial investments, real estate related businesses and other private operating businesses. Ms. Groenteman's career includes positions at General Electric Credit Corporation, Arthur Andersen, where she practiced as a Certified Public Accountant, and at Trammell Crow Hotel Company. She also serves as President and board member of Gilda's Club North Texas, a charitable cancer support organization.

      Laurie M. Shahon was elected to the Board of Directors in May 2003. She is the founder and President of Wilton Capital Group, a private direct investment firm headquartered in New York City. The primary focus of Wilton Capital is consumer products, retailing, financial institutions, distribution, healthcare and telecommunications. Ms. Shahon's background includes positions with Morgan Stanley, Salomon Brothers and `21' International Holdings. She currently serves on the Board of Directors of Safelite Group, Inc. and Kitty Hawk, Inc.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MS. GROENTEMAN AND MS. SHAHON AS DIRECTORS OF THE COMPANY.

CONTINUING DIRECTORS WHOSE TERMS ARE NOT EXPIRING

                                   PRINCIPAL                 DIRECTOR  TERM TO
DIRECTOR'S NAME   AGE             OCCUPATION                  SINCE    EXPIRE
James D. Carreker 57                                          2002      2006
                       Chairman of the Board and
                       Chief Executive Officer
Paul J. Raffin    51                                          2002      2007
                       President
                       Express, Inc.
Julie L. Reinganum49                                          2000      2007
                       President and Chief Executive Officer
                       Pacific Rim Resources, Inc.
Bruce R. Smith    63   Business Consultant                    1999      2007
Nigel Travis      55   President and Chief Executive Officer  2000      2006
                       Papa John's International, Inc.

      Additional information regarding the continuing directors of the Company is as follows:

      James D. Carreker was elected to the Board of Directors and named Non-Executive Chairman of the Board in December 2002. In June 2003, he was named Chief Executive Officer and retained the role of Chairman of the Board. Mr. Carreker is also the founder and owner of JDC Holdings, Inc., a private equity investment firm in Dallas, Texas. He served as Chairman of the Board of Wyndham International, Inc. from March 1999 to October 2000 and as Chief Executive Officer of Wyndham International from January 1998 to June 1999. Mr. Carreker has also served as President, Chief Executive Officer and as a director of Wyndham Hotel Corporation, as the managing general partner of Wyndham Hotels, and as President and Chief Executive Officer of Trammell Crow Company. He began his retailing career in 1972 with Federated Department Stores, Inc. His retail experience includes various positions with Federated Department Stores, Inc., including President of Burdines, Inc., and as Senior Vice President of Finance and Operations of Sanger-Harris, Inc. He serves on the Boards of Directors of CBRL Group, Inc. and Carreker Corporation and is the Chairman of the Dallas Housing Authority.

      Paul J. Raffin was elected to the Board of Directors in December 2002. Mr. Raffin was promoted to President of Express, Inc., a $2.2 billion division of Limited Brands, in March 2004, after having served as Executive Vice President of Merchandising since 1997. Express operates over 900 men's and women's fashion stores. Prior thereto he was President, Mail Order of J. Crew from 1995 to 1997, President of Gant, a division of Crystal Brands, from 1994 to 1995 and President of the Colours and Coloursport Division of Colours by Alexander Julian from 1990 to 1994 after being Vice President, General Merchandising Manager from 1986 to 1990. Mr. Raffin began his retailing career at Bloomingdale's in 1975 and has also held various management positions at Izod Lacoste (Division of General Mills), Merona Sport (Division of Oxford Industries) and Tricots St. Rafael.

      Julie L. Reinganum has been a member of the Board of Directors since August 2000. Since 1988, she has been President and Chief Executive Officer of Pacific Rim Resources, Inc., a management consulting firm serving multinational corporations. Prior thereto, Ms. Reinganum held positions at American International Group from 1986 to 1988 and at Pacific Telesis International from 1984 to 1986. From 1979 to 1982, she worked for the National Committee on US-China Relations. Ms. Reinganum serves on the boards of the Stanford University Graduate School of Business ACT program, the Hopkins Nanjing Center for Chinese and American Studies, the University of San Francisco Center for the Pacific Rim and Golden Javelin Ltd., a Hong Kong investment firm.

      Bruce R. Smith joined the Board of Directors in September 1999. Mr. Smith is a business consultant in the professional services, technology and retail industries. Since September 2001, he has served as a founding partner of i3 Partners Consulting, which provides Board and CEO level consulting to companies and equity capital firms focusing on marketing, sales and customer relationship management. Prior thereto, he was a principal with Nextera/Sibson Consulting Group, responsible for the creation and business development of the equity capital services practice. From 1994 to 1998, Mr. Smith served as Chairman of the Board, President and Chief Executive Officer of Integration Alliance Corporation, a distribution, integration and marketing company that provided a high value, complex systems channel model for the Hewlett Packard UNIX, 3000 and NT environments. Prior thereto, he was President, Client Systems Company of Distribution Resources Corporation from 1991 to 1994.

      Nigel Travis was elected to the Board of Directors in August 2000 and currently serves as Lead Director for the Board. He is also President and Chief Executive Officer and a member of the Board of Directors of Papa John's International, Inc., as of April 1, 2005, after having served as President and Chief Operating Officer of Blockbuster Inc. until late 2004. While at Blockbuster, Mr. Travis also served as Executive Vice President and President, Worldwide Stores Division from December 1999 to October 2001, as President, Worldwide Retail Operations from 1998 to 1999, as Executive Vice President and President, International from 1997 to 1998 and as Senior Vice President, Europe from 1994 to 1997. Prior to his service with Blockbuster, Mr. Travis was employed by Grand Metropolitan from 1985 to 1994, with his final position as Managing Director, Europe, Middle East and Africa for Burger King Corporation, headquartered in Uxbridge, England. Mr. Travis also served as the senior independent director and was a member of the Audit Committee of the Board of Directors of Limelight, PLC in the UK from October 1996 to August 2000.

THE BOARD, BOARD COMMITTEES AND MEETINGS

      The Board of Directors is the ultimate decision-making body of the Company except with respect to those matters reserved to the shareholders. The primary responsibilities of the Board are oversight, counseling and direction of the Company's management in the long-term interests of the Company and our shareholders. The Board is also responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer. Since Mr. James D. Carreker serves as both Chairman of the Board and Chief Executive Officer, the Board has designated Mr. Nigel Travis as the Lead Director. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board's Lead Director leads those sessions.

      For the fiscal year ended January 29, 2005 ("Fiscal 2004"), the Board of Directors met 8 times. No director who served the entire fiscal year attended less than seventy-five percent (75%) of the meetings of the Board or any of its committees, except Mr. John H. Costello, who is leaving the Board as of the Annual Meeting. Although the Company does not have a formal policy requiring them to do so, it encourages its directors to attend the Annual Meeting. All directors attended the Annual Meeting last year. The Company does not have a formal policy limiting the number of board seats that may be held by a director, but the Board expects, and is confident that, each director will meet his or her commitments.

      The Board has three standing Committees, described below. Committee appointments are recommended by the Governance and Nominations Committee at or near the beginning of each fiscal year and are approved by the Board at its next meeting. Each committee is governed by a written charter which expressly provides that the committee has the sole discretion to retain, compensate and terminate its advisors. Current copies of the charters of each committee are available to shareholders on the Company's website at www.bombaycompany.com in the Investor Relations section or on request from the office of the Corporate Secretary.

      Audit and Finance Committee. The Audit and Finance Committee consists of Laurie M. Shahon (Chair), Susan T. Groenteman and Julie L. Reinganum, each of whom is an independent director under the listing standards of the New York Stock Exchange. All the committee members are "financially literate," and the Board has determined that Ms. Shahon, the Committee Chair, qualifies as an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit and Finance Committee assists the Board in monitoring the quality and integrity of the Company's financial reports and accounting and reporting practices, the adequacy of the Company's internal control over financial reporting, the independence and performance of the Company's internal and external auditors, and the compliance with the Company's Code of Business Conduct and Ethics. The Audit and Finance Committee has the sole authority to retain, compensate and terminate the Company's independent registered public accounting firm. Its duties are set forth in a written Audit and Finance Committee Charter. The Committee met 11 times during Fiscal 2004.

      Compensation and Human Resources Committee. The Compensation and Human Resources Committee consists of Bruce R. Smith (Chair), Paul J. Raffin and Julie L. Reinganum, each of whom is an independent director under the listing standards of the New York Stock Exchange. The Compensation and Human Resources Committee is primarily concerned with the Company's organization, salary and non-salary compensation and benefit programs, succession planning and related human resources matters. The Committee also evaluates the Chief Executive Officer and recommends to the Board of Directors annual salaries and bonus programs and administers certain retirement, stock option and other plans covering executive officers. Further details of the Committee's activities during Fiscal 2004 are described in the Compensation and Human Resources Committee Report contained in this Proxy Statement. The Committee met 4 times during Fiscal 2004.

      Governance and Nominations Committee. The Governance and Nominations Committee consists of Nigel Travis (Chair), Laurie M. Shahon and Bruce R. Smith, each of whom is an independent director under the listing standards of the New York Stock Exchange. The Committee was formed to address governance issues, to ensure that the Board and its Committees carry out their functions in accordance with governing law, regulations and their charters, to ensure that an assessment of the effectiveness of the Board and its Committees is completed at least on an annual basis, and to identify, recruit, nominate and orient new directors. It also has the responsibility for shaping Bombay's corporate governance practices, including the development and periodic review of the corporate governance guidelines and the Board committee charters and director compensation. The Committee has adopted a policy regarding, and will consider, nominations submitted by shareholders. See discussion under "Director Candidates." The Committee met 4 times during Fiscal 2004.

COMPENSATION OF DIRECTORS

      Fees. During Fiscal 2004, compensation for non-employee directors was set as follows:

Annual Retainer........................   $35,000
Lead Director Retainer.................    50,000
Committee Chair Additional Retainers:
    Audit and Finance Chair............    15,000
    Compensation and Human Resources Chair 10,000
    Governance and Nominations Chair...     5,000
Board Meeting Fee......................     1,500
Committee Meeting Fee..................     1,000
Telephone Meeting Fee..................       500

      The Lead Director is not paid the additional Committee Chair retainer. No fees are paid for actions taken by unanimous written consent in lieu of a meeting. The Company also reimburses directors for travel, lodging and related expenses incurred in attending meetings and provides directors with travel accident and directors' liability insurance.

      Stock Options/Fees in Stock/Deferrals. Members of the Board receive stock options and may opt to receive fees in the form of Common Stock or to defer those fees in the form of stock units pursuant to the Amended and Restated 2001 Non-Employee Directors' Equity Plan (the "Directors' Equity Plan"). Future stock options will be granted pursuant to the 2005 Non-Employee Director Stock Option Plan, provided shareholders approve the plan at the Annual Meeting. See "Approval of 2005 Non-Employee Director Stock Option Plan."

      The Directors' Equity Plan provides for an initial grant of a nonqualified option to new directors upon joining the Board, and an automatic annual grant of nonqualified options to continuing directors on the third business day after the Company issues its press release summarizing the
Company's operating results for the prior fiscal year. The initial and automatic annual option grants are 10,000 shares. Committee chairs are awarded an additional option grant covering 2,500 shares on an annual basis. The initial grant vests 20% per year over a five-year period and the annual grants vest in full six months after the grant. In the event of a change in control, as defined in the plan, all outstanding options become immediately exercisable.

      Non-employee directors may opt to be paid their retainers and meeting fees in the form of Common Stock distributed to such director on a quarterly basis. Alternatively, non-employee directors may choose to defer the receipt of retainers and meeting fees, which are then credited in stock units equivalent to Common Stock and held by the Company in an account for the benefit of each participating director. Directors who defer at least 50% of the annual retainer are paid an additional 25% of the amount of the deferral, also in the form of stock units. The stock units, which are fully vested, become payable in the form of Common Stock upon retirement from the Board or otherwise as specified in the director's election notice. The stock units are adjusted for stock dividends, stock splits, combinations, reclassifications, recapitalizations or other capital adjustments. In the event of a change in control, as defined in the plan, all stock units are immediately payable.

REPORT OF THE AUDIT AND FINANCE COMMITTEE

      The Audit and Finance Committee assists the Board of Directors by providing independent, objective oversight of the Company's financial reporting process, public financial statements, internal control over financial reporting, compliance with legal and regulatory requirements and the independence, qualifications and performance of the independent registered public accounting firm and the internal auditors. It also reviews interim financial information contained in each quarterly earnings announcement and Form 10-Q with management, the internal auditor and independent registered public accounting firm prior to public release. In addition, the Committee, or a representative of the Committee, reviews with management the basis of forward looking statements, if any, contained in the Company's monthly revenue releases and quarterly earnings releases. The Audit and Finance Committee, comprised entirely of independent directors, operates under a written charter adopted by the Board of Directors that is available on the Company's website. The Committee reviews the adequacy of the charter at least annually.

      Management is responsible for the preparation and fair presentation of the Company's financial statements, for maintaining effective internal controls over financial reporting and for compliance with legal and regulatory requirements. Management is also responsible for assessing and maintaining the effectiveness of the internal control over financial reporting in compliance with Sarbanes-Oxley Section 404 requirements. The independent registered public accounting firm, PricewaterhouseCoopers LLP ("PwC"), is responsible for performing an integrated audit of the Company's consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to the fairness of those statements in conformity with generally accepted accounting principles. The internal auditors are responsible for assisting management in its evaluation and testing of the effectiveness of the Company's internal control over financial reporting.

      In fulfilling its oversight responsibilities, the Audit and Finance Committee met 11 times during Fiscal 2004 with the independent registered public accounting firm and management present. Its regular quarterly meetings, and otherwise as circumstances require, also include sessions with the independent registered public accounting firm and the Director of Internal Audit without management present. During the course of these meetings, members of the Committee reviewed and discussed with management and with PwC the audited financial statements for Fiscal 2004, their judgments as to the quality, not just the acceptability, of the Company's application of accounting principles, and such other matters as are required to be discussed with the Audit and Finance Committee under generally accepted auditing standards. It also reviewed and discussed the internal control over financial reporting, the audit plans and results, and the matters required to be discussed with PwC by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended. The Committee reviewed and discussed with PwC management's report on internal control over financial reporting and the related audit performed by them. In addition, the Audit and Finance Committee reviewed the written disclosures and letter from PwC required by Independence Standard Board Standard No. 1, as amended, have discussed with PwC their independence and after consideration of non-audit services provided by them to the Company, concluded that their independence has been maintained.

      Based on the above, in reliance on management and PwC, and subject to the limitations of our role, the Audit and Finance Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005, for filing with the Securities and Exchange Commission.

                                                 Laurie M. Shahon, Chair
                                                 Susan T. Groenteman
                                                 Julie L. Reinganum

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

      The following table presents the aggregate fees billed for services rendered by PricewaterhouseCoopers LLP for the fiscal years ended January 29, 2005 and January 31, 2004.

                       Fiscal 2004Fiscal 2003
Audit Fees (1)......... $1,045,380  $245,333
Audit-Related Fees (2).     15,000    15,000
Tax Fees (3)...........     44,675    75,214
All Other Fees.........          0         0
Total Fees............. $1,105,055  $335,547


(1) Audit Fees are fees related to professional services rendered in connection with the audit of the Company's annual financial statements, the reviews of the financial statements included in each Quarterly Report on Form 10-Q and statutory audits. Includes $533,827 related to work performed in connection with requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

(2) Audit-Related Fees are fees for assurance and related services. For Fiscal 2004, this consisted primarily of services related to Securities and Exchange Commission review and correspondence. During Fiscal 2003, this sum represented services related to Sarbanes-Oxley Section 404 review work.

(3) Tax Fees are fees billed for professional services related to tax returns, tax planning and advice and assistance with international tax audits.

AUDIT AND FINANCE COMMITTEE'S PRE-APPROVAL POLICY AND PROCEDURES

      The Audit and Finance Committee has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. The Company may not engage our independent registered public accounting firm to render any audit or non-audit services unless either the services are approved in advance by the Audit and Finance Committee or the engagement to render the service is entered into pursuant to the Audit and Finance Committee's pre-approval policies and procedures. Under the pre-approval policy, the Audit and Finance Committee pre-approves by type and amount the services expected to be provided by the independent registered public accounting firm during the coming year. This pre-approval is done annually and is documented as an exhibit to the minutes of an Audit and Finance Committee meeting. Any services to be provided by the independent registered public accounting firm that are not pre-approved as part of the annual process must be separately pre-approved by the Audit and Finance Committee, including the related fees. The Audit and Finance Committee must separately pre-approve any significant changes in scope or fees for approved services. No pre-approval authority is delegated to management.

      The types of services the Audit and Finance Committee pre-approves annually are audit, audit-related and certain tax services. Audit services include the annual audit and quarterly reviews, statutory audits, and normal assistance with periodic Securities and Exchange Commission filings. Audit-related services include consultation on the application of proposed accounting and auditing standards and consultation on the accounting for proposed transactions. Tax services include preparation of federal and Canadian income tax returns, and assistance in examinations by taxing authorities and consultation on related tax matters.

      The Audit and Finance Committee may delegate to the Chairman or one or more other members of the Committee the authority to grant approvals between Audit and Finance Committee meetings for services not approved as part of the annual approval process. Such approvals must be reported to the full Audit and Finance Committee at its next meeting

      During Fiscal 2004, no services were provided to the Company by PricewaterhouseCoopers LLP other than in accordance with the pre-approval policies and procedures described above.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      PricewaterhouseCoopers LLP, certified public accountants, served as the independent registered public accounting firm for the Company for the year ended January 29, 2005. The Audit and Finance Committee has not selected the independent registered public accounting firm for the current year because the selection will not be made until after the final Audit and Finance Committee meeting on the prior year's audit is held and the Audit and Finance Committee has an opportunity to review and consider a proposal from PricewaterhouseCoopers LLP for the current fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

            APPROVAL OF 2005 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

                                 (PROPOSAL 2)

                                 INTRODUCTION

      The Board of Directors recommends that shareholders approve the Company's 2005 Non-Employee Director Stock Option Plan (which we refer to as the 2005
Plan). The 2005 Plan would govern grants of stock options to non-employee members of the Board of Directors. The 2005 Plan would replace the 2001 Non-Employee Directors' Equity Plan, which the Board terminated effective May 2, 2005.

      Based upon the recommendation of the Board's Governance and Nominations Committee, the Board of Directors has unanimously approved the 2005 Plan, subject to shareholder approval at the Annual Meeting. The 2005 Plan is designed to provide each non-employee director of the Company with an added incentive to continue in the service of the Company and a more direct interest in the future success of the operations of the Company. It will also assist in attracting experienced and highly qualified candidates to the Board of Directors who will contribute to the Company's financial success.

      The following is a summary of the principal features of the 2005 Plan. This summary does not purport to be a complete description of all of the provisions of the 2005 Plan and is qualified in its entirety by the text of the 2005 Plan, a copy of which is attached to this proxy statement as Appendix A. Capitalized terms not otherwise defined below have the meanings ascribed to them in the 2005 Plan.

GENERAL

      The 2005 Plan authorizes the issuance of up to 300,000 shares of Common Stock. Any shares of Common Stock allocable to the unexercised portion of an option that expires or terminates will again be available for the purposes of the 2005 Plan. The 2005 Plan contains provisions for the adjustment of the number of shares of Common Stock to be granted or available for grant under options and for the adjustment of the shares subject to unexercised options, in the event of Common Stock splits or combinations, dividends payable in Common Stock or the occurrence of certain other events.

      The 2005 Plan is administered by the Board of Directors and is designed to allow the Board to adjust the value and the form of the option grants to be made under the 2005 Plan from time to time in order to permit the Company to respond to market conditions and remain competitive in its Non-Employee Director compensation practices.

STOCK OPTIONS

      Under the 2005 Plan, it is expected that options will be granted to incumbent and new Non-Employee Directors. In addition, the Board of Directors has the discretion to grant additional options to the Non-Employee Directors and to determine the restrictions, terms and conditions applicable to such grants.

      The price at which each share of Common Stock covered by an option may be purchased is the Fair Market Value of such share on the date of the grant of such option. Each option will be exercisable from time to time as specified in the award agreement over the period of time commencing not less than six months after the date of the grant of such option and ending upon the expiration of ten years after the date of such grant, subject to earlier termination as set forth in the plan. Each option granted to a Non-Employee Director under the 2005 Plan will become exercisable in full (i) upon the death or termination of service due to disability of such Non-Employee Director, (ii) upon the retirement of such Non-Employee Director as a regular director provided such director has served on the Board for a minimum of five years, or (iii) in the event of a Change in Control.

      Upon termination of service as a director, the Non-Employee Director (or if such termination is by reason of death, the executor or administrator of the Non-Employee Director's estate or person who has acquired the options by bequest, inheritance or permitted transfer) shall have one year to exercise vested options for each full three-year term and any partial term served on the Board, to a maximum exercise period of three years; provided that in no event shall an option be exercisable later than the expiration date of such option.

      The options granted under the 2005 Plan are transferable only by will or the laws of descent and distribution or to a permitted transferee (as defined below). An option may be transferred to a permitted transferee if the original optionee notifies the Company of the transfer and provides certain information with respect to the permitted transferee, and the Board of Directors approves the form of the transfer documents effectuating the transfer. The term "permitted transferee" means, with respect to an original optionee, (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the original optionee, including adoptive relationships, (ii) any person sharing the original optionee's household (other than a tenant or an employee), (iii) a trust in which the persons described in clauses (i) and (ii) above have more than fifty percent of the beneficial interest, (iv) a foundation in which the original optionee and/or persons described in clauses (i) and (ii) above control the management of assets, and (v) any other entity in which the original optionee and/or persons described in clauses (i) and (ii) above own more than fifty percent of the voting interests.

AMENDMENT OF THE PLAN

      The Board of Directors may at any time and from time to time amend, modify or suspend the 2005 Plan, provided that no such amendment, modification or suspension shall (i) adversely affect an option award theretofore granted to a Non-Employee Director, or deprive a Non-Employee Director of any shares of Common Stock such Non-Employee Director has acquired or may acquire under such an option, without his or her consent, or (ii) be made without the approval of the shareholders of the Company if such amendment, modification or suspension would (a) expand the types of grants that may be made under the 2005 Plan, (b) increase the total number of shares of Common Stock that may be granted under the 2005 Plan or decrease the exercise price of options granted or to be granted under the 2005 Plan (other than in accordance with the 2005 Plan's anti-dilution provisions), (c) materially expand the class of persons eligible to be granted options under the 2005 Plan, (d) materially increase the benefits accruing to Non-Employee Directors under the 2005 Plan, (e) extend the term of the 2005 Plan or the exercise period applicable to an option granted thereunder, or (f) constitute a material revision of the 2005 Plan requiring shareholder approval pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual or applicable law.

TERMINATION

      Unless previously terminated by the Board of Directors in its discretion, the 2005 Plan will terminate at the close of business on May 2, 2015, after which time no further grants may be made under the 2005 Plan.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following summary is based upon an analysis of the Internal Revenue Code (the "Code") as currently in effect, and existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences and such consequences may be either more or less favorable than those described below depending on a taxpayer's particular circumstances.

      All options granted under the 2005 Plan are nonqualified options that are not entitled to special tax treatment under Section 422 of the Code. The 2005 Plan is also not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

      Nonqualified Stock Options

      For federal income tax purposes, no income will be recognized by a Non-Employee Director to whom an option is granted (an "optionee") upon the grant of an option. Upon exercise of an option, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee. The basis of the shares transferred to an optionee pursuant to exercise of an option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If the optionee thereafter sells shares acquired upon exercise of an option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.

      New Law Affecting Deferred Compensation

      In 2004, a new Section 409A was added to the Code to regulate all types of deferred compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and related earnings will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax. Certain stock options are subject to Section 409A of the Code and, to the extent the 2005 Plan is subject to and does not comply with Section 409A of the Code with respect to any such award, the 2005 Plan may be amended to the extent necessary.

VOTE REQUIRED AND BOARD OF DIRECTORS RECOMMENDATION

      At the Annual Meeting, shareholders are being asked to approve the 2005 Plan. Such approval will require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.

      THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE TO APPROVE THE BOMBAY COMPANY, INC. 2005 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

                       EXECUTIVE OFFICERS OF THE COMPANY

CURRENT EXECUTIVE OFFICERS

      The executive officers of the Company, their respective ages, positions held and tenure as officers are as follows:

                                                                                            OFFICER OF THE
         NAME            AGE     POSITION(S) HELD WITH THE COMPANY                           COMPANY SINCE

James D. Carreker        57      Chief Executive Officer and                                    2003
                                 Chairman of the Board
Brian N. Priddy          48      Executive Vice President, Operations                           1998
Elaine D. Crowley        46      Senior Vice President, Chief Financial Officer and Treasurer   1996
Lucretia D. Doblado      41      Senior Vice President, Chief Information Officer               2003
Donald V. Roach          47      Senior Vice President, Strategic Planning                      2002
Steven C. Woodward       48      Senior Vice President and General Merchandise Manager          2004
James D. Johnson         58      Vice President, Human Resources                                1998
Michael J. Veitenheimer  48      Vice President, Secretary and General Counsel                  1985

BUSINESS EXPERIENCE

      Mr.  Carreker's  business  experience  is  provided   under   "Continuing
Directors Whose Terms Are Not Expiring."

      Brian N. Priddy has served as Executive Vice President, Operations since February 2001, after having served as Senior Vice President, Store Operations since April 1998. Prior to joining Bombay, Mr. Priddy was a member of the Senior Strategic Leadership Team for Sears, Roebuck and Company from July 1993 to April 1998 and as Regional Merchandise Manager for Montgomery Wards, Director of Stores for Lillie Rubin Incorporated and as Regional Vice President of Stores for Maison Blanche department stores.

      Elaine D. Crowley was named Senior Vice President, Chief Financial Officer and Treasurer in February 2002, after having served as Vice President, Chief Financial Officer and Treasurer since December 2000. She was named Vice President, Finance and Treasurer in January 1996, after having served as Corporate Controller since January 1995. Ms. Crowley acted as Executive Vice President, Operations of The Bombay Company division from January 1994 to January 1995, Vice President and Controller from January 1991 to December 1994, and Controller from August 1990 to December 1990. Ms. Crowley was with Price Waterhouse from 1981 to 1990.

      Lucretia D. Doblado joined the Company in October 2003 as Senior Vice President and Chief Information Officer. Prior to that time, Ms. Doblado was employed by Accenture in its retail practice from 1986 to 2002. As a retail consulting partner, she had extensive experience developing strategic technology solutions for retailers such as J.C. Penney Company, Inc., Blockbuster Inc., Zale Corporation, CompUSA Inc. and Hallmark Cards, Inc.

      Donald V. Roach currently serves as Senior Vice President, Strategic Planning as a result of his promotion from Vice President, Finance in September 2002. Mr. Roach joined Bombay in March 2002 as Vice President, Finance after having served as Acting Chief Financial Officer on a consulting basis for Guess? Inc. from March 2001 until February 2002, and as Executive Vice President, Chief Operating Officer of eFanshop Inc. from October 2000 to January 2001. Mr. Roach has held a number of positions at Footstar Inc. and Melville Corporation and its subsidiaries, including Senior Vice President, Operations and Finance at Footaction USA from 1997 to 2000, Vice President and Corporate Controller at Footstar Inc. from 1996 to 1997, Senior Vice President and Chief Financial Officer of Footaction USA from 1991 to 1996 and Vice President and Chief Financial Officer of Fan Club from 1990 to 1991.

      Steven C. Woodward rejoined the Company on August 4, 2004 as Senior Vice President and General Merchandise Manager. He served as President and Chief Executive Officer of Illuminations, a privately owned boutique retailer of premium candles and home accents from August 2002 until July 2004, after having served as Senior Vice President, Merchandising of Bombay from August 1998 until July 2002. Prior thereto, he was Vice President of The Home Store Merchandise group at Service Merchandise from November 1997 until July 1998, after holding various positions at Pier 1 Imports from August 1992 to October 1997, including Vice President of Furniture, Textiles and Decorative Accessories.

      James D. Johnson joined Bombay in August 1998, as Vice President, Human Resources. Prior thereto, Mr. Johnson served as Regional Human Resources Manager for Sears Product Service for the Dallas and Memphis Region, and as District Human Resources Manager for Sears Retail Organization from December 1994 to August 1998. Prior thereto, Mr. Johnson was employed by Federated Department Stores in the Abraham & Strauss division as Area Director of Human Resources, Director of Human Resources/Operations and Merchandising Group Manager.

      Michael J. Veitenheimer has served as Vice President, Secretary and General Counsel since August 1994. Mr. Veitenheimer joined Bombay in November 1983 as General Counsel and Assistant Secretary, and was named Secretary of the Company in July 1985. Prior thereto, Mr. Veitenheimer was in private practice of law in Fort Worth, Texas.

TERMS OF OFFICE; RELATIONSHIPS

      The officers of the Company are elected annually by the Board of Directors at a meeting held immediately following each annual meeting of shareholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his or her successor is duly elected and qualified or until his or her death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

      The following table includes individual compensation information on the Company's Chief Executive Officer, the four other most highly paid executive officers for the last fiscal year plus a former executive officer who would have been included in the table but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year.


                                                 SUMMARY COMPENSATION TABLE

                                                                    Long-Term Compensation

                                                                           Awards
                                        Annual         Other
                                     Compensation      Annual     Restricted      Stock         All
                                                       Compen-     Stock (2)     Options       Other
    Name and Principal     Fiscal  Salary   Bonus      sation (1)     ($)          (#)      Compensation (3)
         Position           Year    ($)      ($)          ($)                                    ($)

James D. Carreker,          2004   21,900(5)      0        -      723,122(5)      250,000       5,687
Chief Executive Officer (4) 2003        0   424,747        -      750,000         400,000       1,203

Brian N. Priddy,            2004   315,200        0        -      138,200          40,000      20,960
Executive Vice President,   2003   315,200  151,027        -           -           60,000      21,730
Operations                  2002   287,716  180,658        -           -           50,000      14,046

Elaine D. Crowley,          2004   246,200        0        -      69,100           35,000      16,053
Senior Vice President,      2003   246,200   99,228        -           -           40,000      19,197
Chief Financial Officer     2002   231,177  138,506        -           -           50,000      11,232
and Treasurer

Lucretia D. Doblado,        2004   225,000        0        -      192,300          35,000       3,712
Senior Vice President,      2003   69,462    15,570        -           -           30,000         356
Chief Information
Officer (4)

Donald V. Roach,            2004   219,615        0        -      69,100           35,000      14,529
Senior Vice President,      2003   215,000   85,847        -           -           60,000      11,242
Strategic Planning (4)      2002   176,250  123,450        -           -           66,000       1,700

Stephen Farley, former      2004   266,539        0        -      207,300          35,000      48,451(6)
Executive Vice President,   2003   306,539  143,844        -      438,000          75,000       4,232
Marketing and               2002   170,769  144,527        -           -          125,000         306
Merchandising (6)

(1) "Other Annual Compensation" covers forms of annual compensation not properly categorized as salary or bonus, including perquisites. No named executive officer received such compensation or perquisites which exceeded the threshold level for disclosure purposes.

(2) At the end of Fiscal 2004, Mr. Carreker, Mr. Priddy, Ms. Crowley, Ms. Doblado and Mr. Roach held restricted stock awards covering 204,236 shares, 20,000 shares, 10,000 shares, 30,000 shares and 10,000 shares of stock respectively, which shares had total values of $1,117,171, $109,400, $54,700, $164,000 and $54,700 based upon the closing market price of the Common Stock on January 28, 2005. Mr. Carreker was granted 81,256 shares of restricted stock in lieu of base salary on June 3, 2003, which vests in full three years after the date of grant, pursuant to an annual election contained in his employment contract. Based upon the same election, he was granted 122,980 shares of restricted stock on June 3, 2004, which vests in full two years after the date of grant. Mr. Priddy's stock award was granted on March 22, 2004, and vests at the rate of 4,000 shares on March 22, 2005, 6,000 shares on March 22, 2006 and 10,000 shares on March 22, 2007. Ms. Crowley's stock award was granted on March 22, 2004 and vests at the rate of 2,000 shares on March 22, 2005, 3,000 shares on March 22, 2006 and 5,000 shares on March 22, 2007.
      Ms. Doblado's stock awards were granted on March 22, 2004 and on January 5, 2005 and vest as follows: 3,000 shares on March 22, 2005, 3,000 shares on January 5, 2006, 4,500 shares on March 22, 2006, 4,500 shares on January 5, 2007, 7,500 shares on March 22, 2007, and 7,500 shares on January 5, 2008. Mr. Roach's stock award was granted on March 22, 2004 and vests at the rate of 2,000 shares on March 22, 2005, 3,000 shares on March 22, 2006 and 5,000 shares on March 22, 2007. The Company has historically not paid dividends on its Common Stock. The Committee administering the 1996 Long-Term Incentive Stock Plan has the authority to determine whether dividends are payable on restricted stock grants.

(3) The totals in this column reflect the aggregate value of the Company's contributions for the account of each named executive officer under the 401(k) Savings Plan, Supplemental Stock Plan, Executive Disability Plan, life insurance and severance-related payments, if applicable. For Fiscal 2004, these amounts were as follows: James D. Carreker: $748; $0; $2,275; and $2,590. Brian N. Priddy: $8,951; $9,092; $2,040 and $810. Elaine D.
      Crowley: $7,466; $5,682;  $2,040  and $797.  Lucretia D. Doblado: $1,038;
      $0; $1,625 and $441.  Donald V. Roach:  $7,595;  $4,125, $2,040 and $700.
      Stephen Farley: $7,208; $8,178; $1,726; $1,051 and $30,288.

(4) Mr. Carreker was named Chief Executive Officer on June 3, 2003. Ms. Doblado joined the Company in October 2003. Mr. Roach joined the Company in March 2002. For each individual the year of hire represents a partial year.

(5) Pursuant to his employment agreement, Mr. Carreker was entitled to receive a base salary of $600,000 or, if he elected to receive his base salary in the form of restricted stock vesting in full at the end of two years, he was entitled to a grant of restricted stock valued at 1.25 times his base salary. He elected to take restricted stock, except for a nominal amount to take advantage of certain pre-tax medical insurance, which is available to all employees, and was granted 122,980 shares.

(6) Mr. Farley left the Company on December 3, 2004. On his departure, his restricted stock award and stock option grant made in 2004 expired, as did 40,000 restricted shares and 49,995 stock options granted in 2003 and 41,633 stock options granted in 2002. "All Other Compensation" for Mr. Farley includes severance payments totaling $30,288.

STOCK OPTION GRANTS

      The following table provides information concerning grants of stock options under the 1996 Long-Term Incentive Stock Plan during Fiscal 2004 to the individuals named in the Summary Compensation Table.

                      OPTION GRANTS IN LAST FISCAL YEAR

                   Options   Percent of
                   Granted  total options                               Grant Date
                   (#) (1)   granted to     Exercise or                  Present
                            employees in    base price    Expiration      Value $
       Name                  fiscal year   ($/share) (2)     Date         (3)

James D. Carreker  250,000    26.9%           $5.81         6/03/14      $890,325

Brian N. Priddy     40,000     4.3%           $6.91         3/22/14      $170,052

Elaine D. Crowley   35,000     3.8%           $6.91         3/22/14      $148,796

Lucretia D. Doblado 35,000     3.8%           $6.91         3/22/14      $148,796

Donald V. Roach     35,000     3.8%           $6.91         3/22/14      $148,796

Stephen Farley(4)   35,000     3.8%           $6.91         3/22/14      $148,796


(1) Grants of options to purchase shares of Common Stock under the 1996 Long-Term Incentive Stock Plan vest from the date of grant at a rate of 33% per year for three years and expire on the tenth anniversary of the date of grant. The plan provides that in the event of a change in control, as defined therein, all options granted under the plan immediately become exercisable for a period of 60 days after the effective date of such change in control. The plan prohibits option repricing.

(2) Each exercise price is equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the date of the grant.

(3) The grant date present values were determined by using the Black-Scholes option pricing model in accordance with the rules and regulations of the Securities and Exchange Commission and are not intended to forecast future increases in the price of the Common Stock. The options expiring on June 3, 2014 had a grant date present value of $3.5613 per share. The options expiring on March 22, 2014 had a grant date present value of $4.2513 per share. The Black-Scholes valuation model was based upon the following assumptions: volatility of 65.7% based on a historical daily average over a five year period, expected life of options at five years; no expected dividends; and a risk-free interest rate range of 3.74% to 4.71%.

(4) The options granted to Mr. Farley in 2004 expired upon his departure from the Company in December 2004.

STOCK OPTION EXERCISES AND HOLDINGS

      The following table provides information with respect to the exercise of options during Fiscal 2004 by the individuals named in the Summary Compensation Table and the value of unexercised options held as of January 29, 2005.

            AGGREGATED OPTION EXERCISES IN FISCAL YEAR AND YEAR END OPTION VALUES

                                                 Number of              Value of
                                           Securities Underlying   Unexercised In-the-
                     Shares                     Unexercised         Money Options at
                    Acquired     Value       Options at 1/29/05      1/29/05 ($) (2)
                   on Exercise  Realized        Exercisable/           Exercisable/
       Name            (#)      ($) (1)        Unexercisable          Unexercisable

James D. Carreker         0           0      161,334 / 528,666       17,560 / 6,240
Brian N. Priddy      26,082     115,127       87,251 / 96,666        47,764 / 51,498
Elaine D. Crowley         0           0      158,929 / 78,333       209,250 / 51,498
Lucretia D. Doblado       0           0       10,000 / 55,000             0 / 0
Donald V. Roach           0           0       73,226 / 96,774       154,772 / 62,938
Stephen Farley       41,666      57,495       25,000 / 0                  0 / 0

(1) The "value realized" represents the difference between the option's exercise price and the value of the Common Stock at the time of exercise.

(2) Value based on the closing price of the Common Stock on January 28, 2005, $5.47 per share, less the option exercise price.

EXECUTIVE OFFICER AGREEMENTS

      The Company has entered into an employment agreement with Mr. James D. Carreker pursuant to which he is employed as Chief Executive Officer and Chairman of the Board of Directors. The agreement runs through June 3, 2006 and extends automatically until June 3, 2007 unless the Company or Mr. Carreker gives notice to the contrary. During the term of this agreement, Mr. Carreker will receive an annual base salary of not less than $600,000, and an incentive bonus for each fiscal year based upon Company and individual performance which shall not exceed 150% of his base salary. Details regarding the base salary and bonus opportunity are discussed in the Compensation and Human Resources Committee Report. Mr. Carreker is entitled to participate in all benefit plans available to other executive officers of the Company during the employment term and, in the event of his death during the employment term, his estate will receive a prorated incentive bonus for the year in which his employment terminates.

      In the event Mr. Carreker's employment is terminated by the Company without cause during the employment term, Mr. Carreker will receive one year's base salary, payable in accordance with the general policies and procedures for payment of compensation to executive officers and the incentive bonus that he would have received for the fiscal year of his termination. Any unvested stock options that would have vested during the one year period following termination will vest immediately and, with his other outstanding options, will be exercisable for a period of 90 days following termination. All restricted stock held by Mr. Carreker for a period of one year or more and a prorated number of restricted shares granted during the year of termination shall cease to be subject to restrictions and shall be distributed to Mr. Carreker.

      In the event Mr. Carreker's employment is terminated by the Company, or Mr. Carreker voluntarily terminates his employment for good reason, during the one year period following a change in control of the Company, Mr. Carreker will receive two times the sum of his base salary in effect immediately prior to the change in control plus the average of his incentive bonus for the two years prior to the change in control, payable in the form of a lump sum. In addition, all restricted stock granted to Mr. Carreker will cease to be subject to restrictions and shall be distributed to him. All unvested options shall immediately vest and all options held by Mr. Carreker shall remain exercisable for a period of one year thereafter.

      In the event Mr. Carreker's employment is terminated for any other reason, Mr. Carreker will receive his base salary earned to the date of termination. Any stock options that he holds will be exercisable and terminate in accordance with the terms of the 1996 Long-Term Incentive Stock Plan, and any unvested restricted stock will lapse. The agreement also contains a one year non-competition covenant and a one year non-solicitation covenant with regard to employees, suppliers and customers, both of which become effective upon termination of Mr. Carreker's employment for any reason.

      In August 2002, the Company entered into a severance agreement with Mr. Brian N. Priddy. Pursuant to the agreement, if his employment is terminated without cause, he is entitled to compensation of up to 24 months base salary, 12 months guaranteed and 12 months subject to offset by earnings from subsequent employment. Upon a change in control, all of Mr. Priddy's restricted stock vests, all of his stock options become exercisable, and his severance pay provisions are activated.

      The Company has adopted a severance policy for executive officers and other members of senior management that provides for severance payments in the form of salary continuation to a maximum of 12 months for Executive Vice Presidents and Senior Vice Presidents and nine months for Vice Presidents. All such payments terminate at the time of subsequent employment.

      The Board has approved in principal, subject to completion of definitive agreements, change of control agreements for Mr. Priddy, Ms. Crowley, Ms. Doblado, Mr. Roach and three other executive officers that provide lump sum payments of two times the sum of base salary and annual incentive bonus upon involuntary termination of employment without cause or a termination by the executive with good reason within two years after or six months prior to a change in control, as defined. The annual bonus is calculated on the basis of the greater of the average of the bonuses paid for the prior three years or the target bonus established by the Compensation and Human Resources Committee for the year in which the change in control occurs. Additionally, all stock options shall immediately vest and all restricted stock shall cease to be subject to restrictions and shall be distributed to the executive. These agreements will have three year terms with one year evergreen renewal, subject to a six month notice of non-renewal.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

      The Compensation and Human Resources Committee of the Board of Directors (the "Compensation Committee") is responsible for reviewing and approving the Company's compensation policies and the compensation paid, and long-term incentives granted, to the Company's executive officers. The Compensation Committee consists of four independent directors. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed and approved by the full Board.

      During  the  latter  half   of   the  Company's  2002  fiscal  year,  the
Compensation Committee initiated a comprehensive review of the Company's executive compensation process. It engaged Watson Wyatt as its compensation consultant for this analysis. The project resulted in a revised, written executive compensation philosophy and a significantly improved process for evaluating and competitively compensating the Company's executive officers. This new process was fully implemented in Fiscal 2003 and utilized again for Fiscal 2004.

      Compensation Philosophy. The Company's long-standing compensation philosophy is one of emphasizing performance-based compensation incentives, which create a strong focus on growth in earnings per share and the enhancement of shareholder value. This has not changed. Rather, the Compensation Committee reiterated in the new philosophy statement that compensation beyond base salary is to be driven by the Company's and the executives' achievements on behalf of shareholders. Executive compensation is intended to be performance-based at a level warranted by Company results, the executive's business unit performance and the executive's individual contributions, and in line with a micro group survey of competitive market compensation practices. The executive compensation process is guided by the following principles:

         PERFORMANCE   BASED:   We   focus  on  specific,  value-improving
         performance objectives.

         OBJECTIVE: Wherever possible, we use quantitative measures to evaluate achievement, recognizing that Compensation Committee and senior executive judgment are continually required.

         COMPLETE:   The  programs are designed  to  meet  the  needs  and
         requirements of the executives, be consistent with industry group survey competitive practice, and be appropriate from a shareholder perspective.

         FLEXIBLE: The executive compensation program will be revised as business conditions, executive needs and shareholder requirements change.

         CLEAR AND UNDERSTANDABLE: The executive compensation program is designed and managed in a way to achieve on-going clarity and understanding through the development and implementation of a formal Management by Objectives ("MBO") program.

         APPEALING TO EXECUTIVE: The executive compensation program is monitored to assure its effectiveness based on motivation, retention and recruitment, among other things.

        This program consists of competitive base salaries, an annual bonus program based on successfully achieving predetermined financial and individual performance goals, and long-term equity opportunities to create equity ownership. These compensation elements address both short-term and long-term performance goals. It is understood that the Company's success and ability to properly manage its growth and improve shareholder returns depend, to a significant extent, both upon the performance of the Company's current senior management team and its ability to attract, hire, motivate and retain additional qualified management personnel in the future. It is further recognized that the inability to recruit and retain such personnel, or the loss of critical management, could have an adverse impact on the Company. With these understandings, the Compensation Committee used the following principal objectives to establish the Fiscal 2004 compensation plan:

(1) Officer total compensation was targeted at approximately the median of market levels as demonstrated by the industry micro group survey competitive data;

(2) A performance-based annual incentive plan design was utilized, with results based on both Company and individual performance practices;

(3) A comprehensive MBO program was implemented, with quantitative measures to gauge achievements in performance.

(4)   The retention of key management resources was a high priority; and

(5)   Equity ownership by senior management needed to continue to grow.

      The Company uses the Standard & Poors Specialty Stores Index to compare the performance of the Company to that of a broad index of other retailers for purposes of the Shareholders' Total Return Graph presented elsewhere in this Proxy Statement. However, in reviewing compensation issues, the Compensation Committee focuses on a narrower group of retailers (the "Comparative Group"), along with national survey data. The Comparative Group is reviewed by the Compensation Committee annually, and changes to the group are made as necessary for comparability purposes. The Compensation Committee is of the opinion that these companies reflect a group with which Bombay competes for executive talent. To further refine comparability, the Compensation Committee also reviews compensation practices for a modified peer group containing the eight companies in the Comparative Group closest to Bombay in net sales volume, which we refer to as the micro group. These companies have an annual sales volume range of $340 million to $730 million.

      Base Salaries. The Compensation Committee reviews and approves salaries for the Chief Executive Officer and the other executive officers generally on an annual basis. Recommended base salaries are reviewed and set based on information derived from the industry micro peer group survey and national surveys of compensation data, as well as evaluations of the individual executives' positions, performance and contributions. In making salary decisions, the Compensation Committee exercises its discretion and judgment with no specific formula being applied to determine salary levels. A ranking process is used to evaluate the executive officers as to their overall performance and contributions to determine the appropriate salary merit increase on a relative individual basis and to meet an overall Company salary merit increase budget. Salaries of Company executives are generally set at or near median levels. For Fiscal 2004, two executive officers were granted base salary increases, one a modest merit increase of 2.3% and the other an equity adjustment to maintain a competitive salary position, which represented a 7.1% increase. All other executives' salaries were not adjusted.

      Annual Incentive Bonuses. Annual incentive bonuses for executive officers are designed to satisfy the Compensation Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon Company performance, with a lesser, but still meaningful, portion tied to the satisfaction of specific individual MBOs. For Fiscal 2004, the bonus allocation was based 75% on Company results and 25% on individual performance. Target bonus levels are based on a percentage of each executive officer's base salary, ranging from 40% to 100%.

      The  Company's  Executive  Management Incentive  Compensation  Plan  (the
"Incentive Plan"), provides for the creation of a bonus pool based upon measurements of shareholder return, principally improvement in earnings. The bonus pool is derived by setting aside a fixed percentage of pre-tax profits, and contains a profit threshold that must be met for the payment of any bonus based on profitability. The profit percentage and other shareholder return measurement elements, if applicable, along with the minimum thresholds, are established by the Compensation Committee and approved annually by the Board of Directors.

      Compensation Results. The Company's performance for Fiscal 2004 was reviewed by the Compensation Committee, which determined that the results did not meet the minimum profit threshold criteria for the fiscal year. Therefore, no profit-based bonuses were earned. Additionally, although the Compensation Committee evaluated each executive officer on his or her satisfaction of individual objectives to judge his or her annual performance, because the minimum profit threshold was not achieved, no bonuses were paid based on individual performance. The absence of bonus payments is reflected in the Summary Compensation Table.

      Stock Options/Equity Ownership. The Company's compensation program is also intended to create long-term incentives for executives to act in ways that will create long-term growth in shareholder value. To further this goal, in Fiscal 2004 members of senior management, including the executive officers, were awarded incentive and nonqualified stock options. These grants are reflected in the Summary Compensation Table and Option Grants in Last Fiscal Year table contained in this Proxy Statement. Additionally, recognizing the trend of decreasing dependence on stock options and toward an increasing utilization of restricted stock grants due to the new accounting rules related to the expensing of stock options, the Committee granted 100,000 shares of restricted stock to executive officers on a three-year vesting schedule, with 20%, 30% and 50% vesting on the first, second and third anniversaries, respectively, of the date of grant. The dollar value of these grants are set forth in the Summary Compensation Table.

      Pursuant to the 1996 Long-Term Incentive Stock Plan, awards are granted at the discretion of the Compensation Committee, generally once per year. The number of shares covered by such awards is determined based upon benchmarks for comparable positions and an assessment of the individuals' performance. The Compensation Committee considers the recommendation of, and relies on information provided by, the Chief Executive Officer in determining awards to be granted to the other executive officers. Stock options are granted with an exercise price equal to or greater than the fair market value of the Common Stock on the date of grant. Options typically vest over a three-year period (33% per year) and are not dependent on further individual performance criteria. Restricted stock grants also vest over a three-year period as set forth above (20% - 30% - 50% per year), and grants for Fiscal 2004 are not dependent on further individual performance criteria. The Compensation Committee believes that the periodic grant of time-vested stock options and restricted stock provides an incentive that focuses the executives' attention on managing the business from the perspective of owners with an equity stake in the Company. It further motivates executives to maximize long-term growth and profitability because value is created in the options only as the Company's stock price increases after the option is granted.

      CEO Compensation. Mr. James D. Carreker was named Chief Executive Officer on June 3, 2003. Pursuant to his employment agreement, his base salary was set at $600,000 for the first year of his employment, subject to adjustment by the Board for subsequent years. For Fiscal 2004, no increase in base salary was made. Pursuant to the agreement, he has the option each year to take all or a portion of his salary in the form of restricted stock. If Mr. Carreker elects to take more than 50% of his base salary in stock, he will receive stock valued at 125% of base salary he elects not to take in cash. For Fiscal 2004, the Committee determined that such restricted stock would vest at the end of the second year following the date of grant. Mr. Carreker elected this option again for the second year of his contract for all but a nominal portion of salary ($21,900) and was granted 122,980 shares of restricted stock. He was also made a participant in the executive officer annual incentive plan with a target bonus equal to 100% of his base salary (not to exceed 150%), with 75% of the bonus based on Company results and 25% based on satisfaction of individual performance objectives established by the Compensation Committee, provided the Company achieved specific profit thresholds. Since these thresholds were not met, Mr. Carreker was paid no bonus for Fiscal 2004. Pursuant to his contract, Mr. Carreker was granted 250,000 stock options which vest at 33% per year over a three-year period and have an exercise price of $5.81 per share.

      Stock Ownership Guidelines. As part of its comprehensive review of compensation and its link to shareholder value, the Compensation Committee established stock ownership guidelines for executive officers. These guidelines are intended to increase the officers' equity stake in the Company and more closely align their interests with those of the shareholders. These guidelines provide that, over a five-year period:

         the chief executive officer should acquire and maintain stock ownership equal in value to five times his base salary;

         the executive and senior vice presidents should acquire and maintain stock ownership equal in value to twice their base salaries; and

         the vice presidents should acquire and maintain stock ownership equal to their base salaries.

      Stock held directly, stock held indirectly through the 40l(k) Savings Plan and a portion of each restricted stock award are taken into consideration when calculating whether an officer meets his or her stock ownership guideline. All executive officers have met or are making progress toward meeting their stock ownership guidelines.

      Impact of Section 162(m) of the Internal Revenue Code. The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, which imposes a $1 million limit per year on the corporation tax deduction for compensation (including stock-based compensation such as stock options) paid with respect to each of the top five executive officers of publicly-held corporations, unless, in general, such compensation is performance-based and approved by shareholders. It is the Company's present intention that all amounts paid to its executives be fully deductible under the applicable tax laws. To maintain this deductibility, the Compensation Committee adopted and the Board of Directors and shareholders approved the 1996 Long-Term Incentive Stock Plan and the Executive Management Incentive Compensation Plan, as amended.

      The Compensation Committee believes that the quality and motivation of management makes a significant difference in the performance of the Company, and that a compensation program which is tied to performance is in the best interests of shareholders. The Compensation Committee is of the opinion that the Company's compensation plans meet these important requirements.

                                                    Bruce   R.  Smith, Chair
                                                    John H. Costello
                                                    Paul J. Raffin
                                                    Julie L. Reinganum

                     EQUITY COMPENSATION PLAN INFORMATION

      The Company currently maintains its Employee Stock Purchase Plan (the "ESPP"), 1996 Long-Term Incentive Stock Plan (the "1996 Plan"), and Supplemental Stock Program (the "SSP"), all of which were originally approved by our shareholders. We also maintain the Amended and Restated 2001 Non-Employee Directors' Equity Plan (the "Directors' Equity Plan"), which was not subject to shareholder approval, but the Board of Directors has terminated this plan as of May 2, 2005.

      The following table gives information about equity awards under the above-mentioned plans as of January 29, 2005.

                                                     Number of
                                                   securities to                               Number of securities
                                                     be issued        Weighted-average       remaining available for
                                                   upon exercise     exercise price of     future issuance under equity
                                                   of outstanding   outstanding options,        compensation plans
                                                      options,            warrants         (excluding securities reflected
                                                    warrants and         and rights                   in column (a))
      Plan category                                    rights
                                                        (a)                 (b)                          (c)
Equity compensation plans
approved by security                                 2,826,496              $5.60                    1,711,940 (2)(3)
holders (1)
Equity compensation plans
not approved by security                               287,500              $5.05                       55,185
holders (4)

Total                                                3,113,996              $5.55                    1,767,125

 (1) Consists of the ESPP, 1996 Plan and SSP.

 (2) Of these shares, 170,360 remain available for purchase under the ESPP and 82,860 remain available for purchase under the SSP.

 (3) The 1996 Plan includes an "evergreen" feature which replenishes the plan with newly available shares on an annual basis. The added shares equal 1.25% of the total number of issued shares of Common Stock as of the last day of each fiscal year.

 (4) Consists of the Directors' Equity Plan. The material features of the Directors' Equity Plan have been previously described in "Compensation of Directors."

1999 - 2004 SHAREHOLDERS' TOTAL RETURN GRAPH

      The following graph compares the Company's cumulative shareholder return to the returns for all the companies in the S&P 500 Index and those companies comprising the S&P Specialty Stores Index for the five-year period ended January 2005. The return values are based on an assumed investment of $100, as of the close of business on the last business day of January 2000, in the Company's Common Stock and in the stock of the companies in each of the two comparator groups, with all dividends treated as reinvested and each comparator group weighted by each component company's market capitalization on the last business day of January for each subsequent year through January 2005.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
               AMONG THE BOMBAY COMPANY, INC., THE S&P 500 INDEX
                      AND THE S&P SPECIALTY STORES INDEX



                            1/31/00  1/31/01  1/31/02   2/2/03   2/1/04   1/31/05
THE BOMBAY COMPANY, INC.    $100.00   $59.42   $57.14  $145.25  $191.21   $138.90
S&P 500                     $100.00   $99.10   $83.10   $63.97   $86.09    $91.45
S&P SPECIALTY STORES INDEX  $100.00  $113.40  $142.20  $121.36  $165.47   $180.41

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors, and certain persons or groups who beneficially own more than ten percent of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the applicable national securities exchange. Such officers, directors and beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on a review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and beneficial owners in excess of ten percent were complied with during Fiscal 2004, except that Form 4s reporting the purchase of 270 shares and 263 shares of stock by Mr. Tom Rubenstein, Corporate Controller, through the Company's Employee Stock Purchase Plan on June 30, 2004 and December 31, 2004 were reported late on January 29, 2005.

                             SHAREHOLDER PROPOSALS

      A shareholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for next year's annual meeting of shareholders, which is expected to be held on or about May 11, 2006, must deliver the proposal to the Company no later than December 14, 2005. The Company requests that all such proposals be addressed to the Office of the Corporate Secretary, The Bombay Company, Inc., 550 Bailey Avenue, Fort Worth, Texas 76107, and mailed by certified mail, return receipt requested.

                           HOUSEHOLDING INFORMATION

      We have adopted a procedure approved by the Securities and Exchange Commission called "householding." Under this procedure, certain shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement, unless one or more of these shareholders notifies us that they would like to continue to receive individual copies. This will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

      If you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case, you would like to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our Investors Relations representative by telephone at (817) 347-8200, by e-mail at investorrelations@bombaycompany.com, or by mail to the address listed on the cover of this proxy statement,
Attention: Investor Relations.

      If you participate in householding and would like to receive a separate copy of our 2004 Annual Report or this Proxy Statement, please contact us in the manner described in the immediately preceding paragraph. We will deliver the requested documents to you promptly upon receipt of your request.

           ELECTRONIC DELIVERY OF PROXY MATERIALS AND ANNUAL REPORT

      The notice of annual meeting and Proxy Statement and the 2004 Annual Report are available on our website at www.bombaycompany.com. Instead of receiving paper copies of the notice of annual meeting, Annual Report and Proxy Statement in the mail, shareholders can elect to receive an e-mail, including an electronic link to these documents. Opting to receive your proxy materials online will save the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

                                    GENERAL

      A copy of the Annual Report of the Company on Form 10-K for Fiscal 2004 is being mailed with this Proxy Statement. Requests for additional copies of such report should be directed to Investor Relations, The Bombay Company, Inc., 550 Bailey Avenue, Suite 700, Fort Worth, Texas 76107. The Company's Securities and Exchange Commission filings, including the 2004 Form 10-K, are available online, at no charge, at www.bombaycompany.com, Investor Relations, SEC Filings, or through the Securities and Exchange Commission website at www.sec.gov.

      Please either date, sign and return the enclosed proxy card or vote by phone or Internet using the instructions on the proxy card at your earliest convenience. A prompt return of your proxy card will be appreciated, as it will save the expense of additional solicitation.

                                             By Order of the Board of Directors




                                                      MICHAEL J. VEITENHEIMER
                                               Vice President, Secretary
                                                            and General Counsel